I, Chester J. Culver, do hereby grant power of attorney to each of Stephen P. Mullery, Christy M. Prendergast, Jonathan Cohen, Arriann Mathurin, and Joshua Shin for the sole purpose of filing Forms 3, 4, or 5 to report my transactions in Farmer Mac securities with the Securities and Exchange Commission as required by Section 16(b) of the Securities Exchange Act of 1934 and with the Farm Credit Administration (FCA) as required by regulations issued by the FCA.  This Limited Power of Attorney will remain in effect until revoked in writing by me.

Dated: March 23, 2022

Signature:      /s/ Chester J. Culver